UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2019

VERSO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8540 Gander Creek Drive

Miamisburg, Ohio 45342

(Address, including zip code, of principal executive offices)

(877) 855-7243

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 6, 2019, certain subsidiaries of Verso Corporation, including Verso Paper Holding LLC (the “Borrower”) and Verso Holding LLC (“Holdings”), entered into the second amendment (the “ABL Amendment”) to the asset-based revolving credit agreement dated as of July 15, 2016 (as previously amended, the “ABL Facility” and as amended by the ABL Amendment, the “Amended ABL Facility”) among Holdings, the Borrower, the subsidiaries of the Borrower party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

The Amended ABL Facility now provides for revolving facility commitments of $350 million, with a $100 million sublimit for letters of credit and a $35 million sublimit for swingline loans. The Borrower may request one or more incremental revolving commitments in an aggregate principal amount up to the excess, if any, of (a) the greater of (i) $75 million and (ii) the excess of the borrowing base at such time over the amount of the revolving facility commitments at such time, over (b) the aggregate amount of all incremental revolving facility commitments established prior to such time under the Amended ABL Facility; however, the lenders are not obligated to increase the revolving comments upon any such request. Availability under the Amended ABL Facility is subject to customary borrowing conditions. The Amended ABL Facility will mature on February 6, 2024.

The outstanding borrowings under the Amended ABL Facility will now bear interest at an annual rate equal to, at the option of the Borrower, either (i) a customary London interbank offered rate plus an applicable margin ranging from 1.25% to 1.75% or (ii) a customary base rate plus an applicable margin ranging from 0.25% to 0.75%, determined based upon the average excess availability under the Amended ABL Facility. The Borrower also is required to pay a commitment fee for the unused portion of the ABL Facility of 0.25% per year, based upon the average revolver usage under the Amended ABL Facility.

All obligations under the Amended ABL Facility are unconditionally guaranteed by Holdings, and certain of the subsidiaries of the Borrower. The ABL Amendment amends the security interests granted with respect to the ABL Facility, and the security interest with respect to the Amended ABL Facility consists of a first-priority lien on certain assets of the Borrower, Holdings and the other guarantor subsidiaries, including accounts, inventory, certain deposit accounts, securities accounts and commodities accounts.

The Amended ABL Facility requires the Borrower to maintain a minimum fixed charge coverage ratio when the excess availability is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of revolving facility commitments at such time, less specified reserve amounts, or (b) $27.5 million. The Amended ABL Facility also contains certain covenants which, among other things, and subject to certain exceptions, restrict the Borrower’s and certain of its subsidiaries’ ability to incur additional debt or liens, pay dividends, repurchase equity interests, prepay other indebtedness, sell, transfer, lease or dispose of assets, and make investments in or merge with another company. Certain covenants also apply to, and similarly restrict the operations, of Holdings. If the Borrower or Holdings were to violate any of the covenants under the Amended ABL Facility and was unable to obtain a waiver, it would be considered a default after the expiration of any applicable grace period.

The foregoing summary of the ABL Amendment does not purport to be complete and is subject to, and qualified in its entirety by, to the full text of the ABL Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Second Amendment to Credit Agreement, dated as of February 6, 2019, among Verso Holding LLC, Verso Paper Holding LLC, each of the other loan parties party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2019

VERSO CORPORATION

By:	/s/ Allen J. Campbell
Allen J. Campbell
Senior Vice President and Chief Financial Officer